UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 6, 2022

AVALONBAY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-12672 (Commission File Number)	77-0404318 (I.R.S. Employer Identification No.)

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

(Address of principal executive offices)(Zip code)

(703) 329-6300

(Registrant’s telephone number, including area code)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AVB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On April 6, 2022, AvalonBay Communities, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their capacities as underwriters (together, in such capacities, the “Underwriters”), Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their capacities as forward sellers (together, in such capacities, the “Forward Sellers”), and Morgan Stanley & Co. LLC and JPMorgan Chase Bank, National Association, in their capacities as forward purchasers (together, in such capacities, the “Forward Purchasers”), relating to the offer and sale (the “Offering”) of an aggregate of 2,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company by the Forward Sellers in connection with the forward sale agreements described below. The Company will not initially receive any proceeds from the sale of shares of Common Stock by the Forward Sellers.

The shares of Common Stock were offered by the Underwriters to purchasers directly or through agents, or through brokers in one or more transactions on the New York Stock Exchange or in the over-the-counter market or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the Offering, on April 6, 2022, the Company also entered into separate master confirmation letter agreements and related supplemental confirmation letter agreements (collectively, the “Forward Sale Agreements”) with each of the Forward Purchasers. In connection with the execution of the Forward Sale Agreements and at the Company’s request, the Forward Sellers borrowed from third parties and sold to the Underwriters an aggregate of 2,000,000 shares of Common Stock. The Company expects to physically settle the Forward Sale Agreements and receive proceeds, subject to certain adjustments, from the sale of those shares of Common Stock upon one or more such physical settlements no later than December 31, 2023. Although the Company expects to settle the Forward Sale Agreements entirely by the physical delivery of shares of Common Stock for cash proceeds, the Company may also elect to cash settle or net share settle all or a portion of its obligations under the Forward Sale Agreements, in which case, the Company may not receive any proceeds, and the Company may owe cash or shares of Common Stock to the Forward Purchasers.

The Forward Sale Agreements provide for an initial forward price of $247.30 per share, subject to certain adjustments pursuant to the terms of the Forward Sale Agreements. The Forward Sale Agreements are subject to early termination or settlement under certain circumstances.

The Company intends to use the net proceeds it receives from the Offering for identified and prospective land acquisitions, the development and redevelopment of apartment communities, the acquisition of communities, and working capital and general corporate purposes, which may include the repayment of outstanding indebtedness under the Company’s commercial paper program or its $1,750,000,000 revolving variable rate unsecured credit facility. General corporate purposes may also include the repayment and refinancing of other indebtedness. Pending the application of such net proceeds, the Company may temporarily invest all or a portion of the net proceeds from this offering in cash or cash equivalents and/or hold such proceeds in accordance with its internal liquidity policy.

The shares were offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-253532), which became effective upon filing with the Securities and Exchange Commission on February 25, 2021, and a prospectus supplement dated April 6, 2022.

The closing of the Offering occurred on April 11, 2022. The foregoing description of the Underwriting Agreement and the Forward Sale Agreements does not purport to be complete and is qualified in its entirety by reference to the exhibits filed with this Current Report on Form 8-K. In connection with the filing of the prospectus supplement, the Company is also filing the opinion of its counsel, Goodwin Procter LLP, as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

1.1	Underwriting Agreement, dated as of April 6, 2022, by and among AvalonBay Communities, Inc. and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their capacity as underwriters, Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their capacity as forward sellers, and Morgan Stanley & Co. LLC and JPMorgan Chase Bank, National Association, in their capacity as forward purchasers.

1.2	Master Forward Confirmation Letter, dated as of April 6, 2022, between AvalonBay Communities, Inc. and Morgan Stanley & Co. LLC.

1.3	Supplemental Forward Confirmation Letter, dated as of April 6, 2022, between AvalonBay Communities, Inc. and Morgan Stanley & Co. LLC.

1.4	Master Forward Confirmation Letter, dated as of April 6, 2022, between AvalonBay Communities, Inc. and JPMorgan Chase Bank, National Association.

1.5	Supplemental Forward Confirmation Letter, dated as of April 6, 2022, between AvalonBay Communities, Inc. and JPMorgan Chase Bank, National Association.

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document) (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

Dated: April 11, 2022	By:	/s/ Kevin P. O’Shea
Kevin P. O’Shea Chief Financial Officer